Exhibit 99.1

Chicopee Bancorp, Inc. Reports Second Quarter Results

CHICOPEE, Mass.--(BUSINESS WIRE)--July 22, 2011--Chicopee Bancorp, Inc. (the “Company”) (NASDAQ - CBNK), the holding company for Chicopee Savings Bank (the “Bank”), announced the results of operations for the three and six months ended June 30, 2011.

The Company reported net income of $306,000, or $0.06 earnings per share, for the three months ended June 30, 2011, an increase of $179,000, or 140.9%, as compared to net income of $127,000, or $0.02 earnings per share, for the same period in 2010. The increase in net income for the three months ended June 30, 2011 compared to the three months ended June 30, 2010, was primarily due to an increase in net-interest income of $213,000, or 5.0%, partially offset by an increase in non-interest expense of $53,000, or 1.2%, and an increase in the provision for loan losses of $7,000, or 6.3%.

The increase in net interest income of $213,000, or 5.0%, from $4.3 million at June 30, 2010 to $4.5 million at June 30 2011 was primarily due to the $215,000, or 10.7%, decrease in interest expense directly attributed to a $113,000, or 7.7%, decrease in deposit costs and a $102,000, or 18.8%, decrease in cost of borrowing, which include repurchase agreements.

The net interest margin increased 2 basis points from 3.49%, for the three months ended June 30, 2010, to 3.51% for the three months ended June 30, 2011. The interest rate spread increased 6 basis points from 3.15% for the three months ended June 30, 2010 to 3.21% for the three months ended June 30, 2011. The average cost of funds decreased 27 basis points due to the continuation of low market interest rates, which allowed the Company to renew or replace maturing time deposits at lower costs. The average balance of demand deposits, an interest free source of funds, increased $11.6 million, or 31.4%, for the three months ended June 30, 2011 compared to the three months ended June 30, 2010.

Non-interest income for the three months ended June 30, 2011 decreased slightly from $592,000 for the three months ended June 30, 2010 to $591,000 for the three months ended June 30, 2011. Service charges and fees increased $17,000, or 4.0%, due to the increase in transaction deposit accounts. The increase in service charges and fees was partially offset by a decrease from net loan sales and servicing of $18,000, or 26.5%, due to lower volume of loan sales in 2011.

Non-interest expense increased $53,000, or 1.1%, for the three months ended June 30, 2011 compared to the three months ended June 30, 2010. Non-interest expense increased primarily due to the increase in FDIC insurance expense of $54,000, or 48.2%, an increase in professional fees of $41,000, or 37.6%, and an increase in other non-interest expenses of $49,000, or 8.1%. These increases were partially offset by a $49,000, or 1.8%, decrease in salaries and employee benefits and a $26,000, or 9.0%, decrease in furniture and equipment.

For the six months ended June 30, 2011, the Company reported net income of $350,000, or $0.06 earnings per share, as compared to net income of $77,000, or $0.01, for the same period in 2010. The increase in net income for the six months ended June 30, 2011 was primarily due to the increase in net interest income of $427,000, or 5.1%, an increase in non-interest income of $54,000, or 4.5%, and a decrease in the provision for loan losses of $33,000, or 8.6%, partially offset by the increase in non-interest expense of $264,000, or 2.9%.

Average interest earning assets for the six months ended June 30, 2011, increased $26.8 million, or 5.3%, from the same period in 2010. The yield on assets decreased 21 basis points, primarily due to the 23 basis point decrease in the loan yield, offset by the 64 basis point increase in the investment yield. While the interest-bearing liabilities increased $20.5 million, or 4.9%, the cost of funds decreased 29 basis points and was driven primarily by the decreases in the money market and time deposit cost of funds of 40 and 31 basis point, respectively. The net interest margin increased 3 basis points to 3.49% for the six months ended June 30, 2011, compared to 3.46% in the six months ended June 30, 2010, and the interest rate spread increased 8 basis points from 3.10% at June 30, 2010 to 3.18% at June 30, 2011.

Non-interest income for the six months ended June 30, 2011 increased $54,000, or 4.5%, from $1.2 million at June 30, 2010 to $1.3 million at June 30, 2011. Income from customer service charges, fees and commissions increased $54,000, or 6.3%, and income from net loan sales and servicing increased by $47,000, or 31.1%. These improvements were partially offset by a $63,000 loss on the sale of other real estate owned and a $17,000, or 8.0%, decrease in income from bank owned life insurance.

Non-interest expense increased $264,000, or 2.9%, from $9.2 million for the six months ended June 30, 2010 to $9.4 million for the six months ended June 30, 2011. The increase was primarily due to the $254,000, or 4.8%, increase in salaries and employee benefits as a result of higher benefit costs, normal salary increases and $130,000 in costs associated with the retirement of one of our senior officers on March 31, 2011, a non-recurring expense. Professional fees increased $35,000, or 13.6%, stationary, supplies and postage increased $21,000, or 13.5%, data processing increased $15,000, or 2.7%, and other non-interest expense increased $45,000, or 4.7%. These increases were partially offset by a $64,000, or 19.2%, decrease in FDIC insurance expense and a $44,000, or 7.9%, decrease in furniture and equipment.

Total assets increased $6.3 million, or 1.1%, from $573.7 million at December 31, 2010 to $580.0 million at June 30, 2011. The increase was primarily due an increase in net loans of $12.8 million, or 3.0%, from $430.3 million at December 31, 2010 to $443.2 million at June 30, 2011 and an increase in held-to-maturity investments of $4.7 million, or 6.7%, offset by a decrease in cash and cash equivalents of $9.3 million, or 25.9%, from $35.9 million at December 31, 2010 to $26.6 million at June 30, 2011.

The significant components of the loan increase were a $9.5 million, or 13.1%, increase in commercial and industrial loans, a $9.3 million, or 5.7%, increase in commercial real estate loans, offset by a $2.2 million, or 1.7%, decrease in one- to four-family residential loans and a $1.7 million, or 6.6%, decrease in construction loans. The decrease in one-to four-family residential loans was primarily due to prepayments and refinancing activity attributed to the decline in interest rates to historically low levels. The construction portfolio continues to decrease as borrowers complete existing construction projects and the demand for new construction loans decreases. In accordance with the asset/liability management strategy and in a continued effort to reduce interest rate risk, the Company continues to sell substantially all fixed rate, low coupon residential real estate loans that we originated to the secondary market. The Company currently services $77.4 million in loans sold to the secondary market and servicing rights will continue to be retained on all loans written and sold in the secondary market.

The allowance for loan losses remained substantially unchanged from December 31, 2010 to June 30, 2011 but decreased as a percentage of total loans from 1.02% at December 31, 2010 to 1.00% at June 30, 2011, respectively. Management reviews the level of the allowance for loan loss on a monthly basis and establishes the provision for loan losses based on loan volume, types of lending, delinquency levels, loss experience, estimated collateral values, current economic conditions and other related factors.

Asset quality continues to be the top focus for management in 2011 and we continue to work aggressively to maintain our asset quality and resolve problem loans as they arise. Non-performing assets decreased $1.0 million, or 14.5%, from $6.8 million, or 1.18% of total assets, at December 31, 2010 to $5.8 million, or 1.01% of total assets at June 30, 2011. Non-performing assets at June 30, 2011, included $5.3 million of non-performing loans and $529,000 of other real estate owned at June 30, 2011. Non-performing loans decreased $1.2 million, or 18.0%, from $6.5 million, or 1.49% of total loans, at December 31, 2010 to $5.3 million, or 1.19%, of total loans at June 30, 2011. From December 31, 2010 to June 30, 2011, residential real estate non performing loans decreased $985,000, or 29.6%, commercial real estate non-performing loans decreased $413,000, or 19.1%, residential construction non-performing loans decreased $269,000, or 85.1%, home equity non performing loans decreased $104,000, or 51.1%, consumer non-performing loans decreased $31,000, or 43.1%. These decreases were offset by an increase of $638,000, or 163.2%, in nonperforming commercial and industrial loans consisting of ten commercial relationships. Non-performing commercial real estate loans include a $1.4 million troubled debt restructured loan that was placed on non-accrual in 2010. The loan is performing in accordance with the repayment terms under the restructure. For the six months ended June 30, 2011, the Company had net charge-offs of $318,000, or 0.07%, of total average loans, compared to $339,000, or 0.08%, of total average loans, for the same period in 2010.

The investment securities portfolio, including held-to-maturity and available-for-sale securities, increased $5.0 million, or 7.1%, to $75.0 million at June 30, 2011 from $70.0 million at December 31, 2010. The increase in investments was primarily due to the increase of $8.8 million, or 37.5%, in tax-exempt industrial revenue bonds, partially offset by the decrease in U. S. Treasury securities of $3.1 million, or 10.1%.

Total deposits increased $12.2 million, or 3.1%, from $391.9 million at December 31, 2010 to $404.2 million at June 30, 2011. Money market accounts increased $13.5 million, or 20.4%, to $79.7 million, NOW accounts increased $4.6 million, or 31.6%, to $19.2 million, savings accounts increased $2.7 million, or 6.1% to $46.9 million and demand accounts increased $1.9 million, or 3.8%, to $50.1 million. These increases were offset by a decrease in certificates of deposit of $10.4 million, or 4.8%, to $208.2 million. The decrease in certificates of deposit was mainly attributed to the strategic run-off of high cost accounts as a result of management’s focus to lower the cost of deposits and allow higher cost, short-term time deposits to mature without renewals. The $10.4 million decrease in certificates of deposit was partially offset by the $22.6 million, or 13.1%, increase in low cost relationship focused transaction and savings accounts.

For the six months ended June 30, 2011, Federal Home Loan Bank (“FHLB”) advances decreased $6.4 million, or 8.9%, from $71.6 million at December 31, 2010 to $65.2 million at June 30, 2011. Repurchase agreements increased $1.3 million, or 7.4%, from $18.0 million at December 31, 2010 to $19.3 million at June 30, 2011.

Stockholders’ equity decreased $822,000, or 0.90%, to $91.1 million at June 30, 2011 from $91.9 million at December 31, 2010. The decrease in stockholder’s equity was primarily due to the repurchase of the Company’s stock at a cost of $2.1 million, partially offset by stock-based compensation of $646,000, an increase in additional paid in capital of $259,000 and net income of $350,000. In the first two quarters of 2011, pursuant to the Company’s fifth Stock Repurchase Program announced on November 19, 2010, the Company repurchased 145,271 shares of Company stock at an average price of $14.16 per share. The Company’s balance sheet continues to be strong and regulatory capital ratios continue to exceed the levels required to be considered “well-capitalized” under applicable federal banking regulations. Our capital management strategies allowed us to increase our book value per share by $0.24, or 1.6%, from $15.28 at December 31, 2010 to $15.52 at June 30, 2011.

The second quarter of 2011 has shown some signs of relief from the current economic environment but we continue to see a challenging economy ahead with slow growth, a weak housing market and continued high unemployment. Despite these challenges, we are pleased with the continued growth in earnings for the quarter and are equally pleased with the strong growth in both loans and deposits. The loan portfolio grew by $12.8 million, or 3.0%, and core deposits increased $22.6 million, or 13.1%.

Despite the low interest rate environment, net interest income, the primary source of revenues for the Company, increased $427,000, or 5.1%, for the six months ended June 30, 2011 compared to the same period in 2010. This was accomplished by managing the cost of funds to offset the decrease in the asset yield. We continue to sacrifice short-term results and have positioned the balance sheet to benefit from the eventual increase in interest rates.

Although, the high unemployment rate continues to be a concern for management, we are pleased to report a continued improvement in our asset quality. Through our proactive collection efforts, we have reduced our non-performing loans by $1.2 million, or 18.5%, which resulted in an improvement in non-performing loans as a percentage of total loans and non-performing assets as a percentage of total assets to 1.19% and 1.01%, respectively, indicating that management is effectively managing asset quality. In the fourth quarter of 2010, we restructured a $1.4 million participation loan. Although the loan continues to be reported on nonaccrual, we are pleased to report that the loan has been performing as agreed.

We continue to take steps to protect our strong capital position, preserve liquidity and improve the net interest margin in a historically low interest rate environment. We believe that Chicopee Savings Bank is well-positioned and well-capitalized for a strong performance as the economy continues to improve. Our strong capital position gives us the flexibility to repurchase shares when opportunities arise and provides us with an additional capital management strategy to continue our commitment to maximize shareholder value. Our capital management strategies have allowed us to increase our book value per share from $15.28 at December 31, 2010 to $15.52 at June 30, 2011.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices located in Chicopee, Ludlow, West Springfield, South Hadley, and Ware in Western Massachusetts, and lending and operations center. Chicopee Savings Bank offers customers the latest and most technically advanced internet banking, including remote deposit capture, on-line banking and bill payment services. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund of Massachusetts. For more information regarding the Bank’s products and services, please visit our web site at www.chicopeesavings.com.

This news release contains forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements, except as required by law.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars In Thousands)

	June 30,	December 31,
Assets	2011	2010
	(Unaudited)

Cash and due from banks	$8,993	$6,903
Short-term investments		-
Federal funds sold	17,601	28,970
Total cash and cash equivalents	26,594	35,873

Securities available-for-sale, at fair value	632	362
Securities held-to-maturity, at cost (fair value $74,569 and $69,912 at June 30, 2011 and December 31, 2010, respectively)
	74,403	69,713
Federal Home Loan Bank stock, at cost	4,489	4,489
Loans, net of allowance for loan losses ($4,465 at June 30, 2011 and $4,431 at December 31, 2010)
	443,154	430,307
Loans held for sale	70	1,888
Other real estate owned	529	286
Mortgage servicing rights	374	306
Bank owned life insurance	13,227	13,032
Premises and equipment, net	10,090	10,340
Accrued interest and dividends receivable	1,679	1,897
Deferred income tax asset	2,479	2,469
FDIC prepaid insurance	1,092	1,361
Other assets	1,216	1,381
Total assets	$580,028	$573,704

Liabilities and Stockholders' Equity

Deposits
Non-interest-bearing	$50,156	$48,302
Interest-bearing	353,995	343,635
Total deposits	404,151	391,937

Securities sold under agreements to repurchase	19,304	17,972
Federal Home Loan Bank of Boston advances	65,237	71,615
Accrued expenses and other liabilities	276	298
Total liabilities	488,968	481,822

Stockholders' equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued at June 30, 2011 and December 31, 2010)
	72,479	72,479
Treasury stock, at cost (1,572,661 shares at June 30, 2011 and 1,427,390 shares at December 31, 2010)
	(20,352)	(18,295)
Additional paid-in-capital	2,514	2,255
Unearned compensation (restricted stock awards)	(933)	(1,431)
Unearned compensation (Employee Stock Ownership Plan)	(4,315)	(4,463)
Retained earnings	41,658	41,308
Accumulated other comprehensive income	9	29
Total stockholders' equity	91,060	91,882
Total liabilities and stockholders' equity	$580,028	$573,704

See accompanying notes to unaudited consolidated financial statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except for Number of Shares and Per Share Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Interest and dividend income:
Loans, including fees	$5,868	$5,934	$11,677	$11,852
Interest and dividends on securities	403	343	770	605
Other interest-earning assets	10	6	22	11
Total interest and dividend income	6,281	6,283	12,469	12,468

Interest expense:
Deposits	1,351	1,464	2,725	2,951
Securities sold under agreements to repurchase	10	19	19	46
Other borrowed funds	431	524	869	1,042
Total interest expense	1,792	2,007	3,613	4,039

Net interest income	4,489	4,276	8,856	8,429
Provision for loan losses	119	112	352	385

Net interest income after provision for loan losses	4,370	4,164	8,504	8,044

Non-interest income:
Service charges, fees and commissions	444	427	910	856
Loan sales and servicing, net	50	68	198	151
Net gain on sales of securities available-for-sale	-	-	12	-
Loss on sale of other real estate owned	-	(8)	(63)	(8)
Other than temporary impairment charge	-	-	-	(13)
Income from bank owned life insurance	97	105	195	212
Total non-interest income	591	592	1,252	1,198

Non-interest expenses:
Salaries and employee benefits	2,659	2,708	5,498	5,244
Occupancy expenses	383	399	830	828
Furniture and equipment	262	288	512	556
FDIC insurance assessment	166	112	269	333
Data processing	287	286	580	565
Professional fees	150	109	293	258
Advertising	126	127	253	253
Stationery, supplies and postage	94	66	176	155
Other non-interest expense	546	525	1,009	964
Total non-interest expenses	4,673	4,620	9,420	9,156

Income before income taxes	288	136	336	86
Income tax expense (benefit)	(18)	9	(14)	9
Net income	$306	$127	$350	$77

Earnings per share: (1)
Basic	$0.06	$0.02	$0.06	$0.01
Diluted	$0.06	$0.02	$0.06	$0.01

Adjusted weighted average shares outstanding:
Basic	5,372,770	5,720,669	5,396,871	5,723,736
Diluted	5,415,769	5,745,476	5,432,708	5,742,983

(1) Common stock equivalents are excluded from the computation of diluted net income per share for the three and six months ended June 30, 2011 and June 30, 2010, since the inclusion of such equivalents would be anti-dilutive.

See accompanying notes to unaudited consolidated financial statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA AND RATIOS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Performance Ratios:

Return on Average Assets	0.21%	0.09%	0.12%	0.03%
Return on Average Equity	1.33%	0.53%	0.76%	0.16%
Interest Rate Spread	3.21%	3.15%	3.18%	3.10%
Net Interest Margin	3.51%	3.49%	3.49%	3.46%
Non-Interest Expense to Average Assets	3.23%	3.35%	3.29%	3.36%
Efficiency Ratio	91.99%	94.91%	93.19%	95.11%
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	122.64%	121.97%	122.91%	122.52%
Average Equity to Average Assets	15.90%	17.24%	16.00%	17.33%

		At June 30,	At December 31,	At June 30,
		2011	2010	2010
Asset Quality Ratios:

Allowance for loan losses as a percent of total loans		1.00%	1.02%	0.94%
Allowance for loan losses as a percent of total nonperforming loans		84.15%	68.49%	83.16%
Net charge-offs to average outstanding loans during the period		0.07%	0.20%	0.08%
Nonperforming loans as a percent of total loans		1.19%	1.49%	1.13%
Nonperforming assets as a percent of total assets		1.01%	1.18%	0.94%

Other Data:

Number of Offices		9	9	9

(1) Efficiency Ratio includes total non-interest expenses divided by the sum of net interest income plus total non-interest income.

CONTACT:
Chicopee Bancorp, Inc.
Guida R. Sajdak, 413-594-6692
Senior Vice President, Chief Financial Officer and Treasurer